Exhibit 23.1

The accompanying consolidated financial statements give effect to a 5:1 reverse stock split of the common stock of Envestnet, Inc. which will take place immediately prior to the effectiveness of the registration statement. The following consent is in the form which will be furnished by McGladrey & Pullen, LLP, an independent registered public accounting firm, upon completion of the 5:1 reverse stock split of the common stock of Envestnet, Inc. described in Note 19 to the consolidated financial statements and assuming that from March 25, 2010 to the date of such completion no other material events have occurred that would affect the consolidated financial statements or the required disclosures therein.

/s/ McGladrey & Pullen, LLP

Chicago, Illinois

July 23, 2010

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Amendment No. 6 to the Registration Statement (No. 333-165717) on Form S-1 of Envestnet, Inc. of our report dated March 25, 2010 (                 , 2010, as to Note 19), relating to our audits of the consolidated financial statements, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the caption “Experts” in such Prospectus.

Chicago, Illinois

                    , 2010